FOR IMMEDIATE RELEASE Lisa Mueller THQ Investor Relations 818/871-5125 Angela Emery THQ Corporate Communications 818/871-8650

THQ ANNOUNCES 1-FOR-10 REVERSE STOCK SPLIT
Company Currently Expects Its Common Stock to Begin Trading
on a Split-adjusted Basis on July 9, 2012

AGOURA HILLS, Calif., July 2, 2012 -- THQ Inc. (NASDAQ: THQI) announced that at the company's Special Meeting of Stockholders on June 29, 2012, stockholders approved an amendment to THQ's Certificate of Incorporation to effect a reverse split of its common stock and authorized its Board of Directors to determine the ratio and the effective date of the reverse stock split.

Immediately following the meeting, the Board of Directors fixed the ratio for the reverse stock split at
1-for-10, with trading currently expected to commence on the post-reverse split-adjusted basis on the NASDAQ Global Select Market as of the opening of trading on Monday, July 9, 2012.

The company's common stock will continue to be reported on the NASDAQ Global Select Market under the symbol “THQI,” although Nasdaq will likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred. THQ's common stock will have a new CUSIP number upon the reverse stock split becoming effective.

Every 10 shares of THQ's issued and outstanding common stock as of the record date for the reverse stock split, which is expected to be July 5, 2012, will convert automatically into one issued and outstanding share of THQ common stock, subject to the elimination of fractional shares, without any change in the par value per share. The reverse stock split will reduce the number of shares outstanding from approximately 68.5 million shares to approximately 6.9 million. The reverse stock split will affect all issued and outstanding shares of common stock, as well as the shares issuable upon conversion of the company's 5% Convertible Senior Notes, the common stock underlying stock options, warrants, restricted stock units, and other common stock-based equity grants outstanding immediately prior to the effectiveness of the reverse stock split. The number of authorized shares of the company's common stock will not be affected by the reverse stock split.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise hold a fractional share of common stock will receive a cash payment in lieu of such fractional share based on the average closing price of the common stock on the NASDAQ Global Select Market for the five consecutive trading days immediately before the record date of the reverse stock split.

The purpose of the reverse stock split is to raise the per share trading price of THQ's common stock to regain compliance with the $1.00 per share minimum bid price requirement for continued listing of THQ's common stock on the NASDAQ Global Select Market. As previously disclosed, in order to regain compliance with NASDAQ's minimum bid price requirement, the common stock must have a minimum closing bid price of $1.00 per share for a minimum of 10 consecutive trading days. There can be no assurance that the reverse stock split will have the desired effect of raising the closing bid price of THQ's common stock to above $1.00 per share to meet this requirement.

Additional information about the reverse stock split can be found in the company's definitive proxy statement filed with the Securities and Exchange Commission on June 5, 2012 and supplemental material filed on June 13, 2012, copies of which are available at www.sec.gov or at www.thq.com under the SEC Filings tab located on the Investor Relations page.

About THQ

THQ Inc. (NASDAQ: THQI) is a leading worldwide developer and publisher of interactive entertainment software. The company develops its products for all popular game systems, personal computers, wireless devices and the Internet. Headquartered in Los Angeles County, California, THQ sells product through its global network of offices located throughout North America, Europe and Asia Pacific. More information about THQ and its products may be found at http://www.thq.com/. THQ and its logo are trademarks and/or registered trademarks of THQ Inc.

THQ Inc. Caution Concerning Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as "THQ"), including, but not limited to, statements regarding the effectiveness of the reverse stock split and trading price of our shares of common stock after the reverse stock split. These statements are based upon management's current beliefs and certain assumptions made by management. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, business, competitive, economic, legal, political, and technological factors affecting our industry, operations, markets, products, or pricing. Readers should carefully review the risk factors and the information that could materially affect THQ's financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal period ended March 31, 2012, and particularly the discussion of trends and risk factors set forth therein. Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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